UNITED STATES
SECURRITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

PARAMOUNT GOLD AND SILVER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-336630	20-3690109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2660 North Military Trail
Boca Raton, Florida 33431
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (561) 997-9920

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Explanatory Note

On June 25, 2010, Paramount Gold and Silver Corp. (“Paramount”) filed a Current Report on Form 8-K (the “Original Report”) to report, inter alia, the entry by Paramount into an agreement with X-Cal Resources Ltd. (“X-Cal”) to acquire all of the common shares of X-Cal.  The Original Report is hereby amended and restated in its entirety to correct several typographical and clerical errors that appear in the Original Report.

Item 1.01.   Entry into a Material Definitive Agreement.
Item  2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 22, 2010, Paramount entered into an agreement with X-Cal Resources Ltd. to acquire all the common shares of X-Cal in a transaction valued at  US$31 million (the “Transaction”).  The principal asset of X-Cal is the Sleeper Gold Mine in Nevada, USA.  X-Cal common shares trade on the Toronto Stock –Exchange under the symbol XCL.

The Transaction is structured as a statutory Plan of Arrangement under the Business Corporations Act (British Columbia).  Under the terms of the Transaction, X-Cal shareholders will receive one (1) share of common stock of Paramount for every eight (8) common shares of X-Cal.  All warrants of X-Cal outstanding at the time of the Transaction will be exchanged for warrants of Paramount on the same basis. All options to purchase common shares of X-Cal will be terminated prior to closing the Transaction, and options to purchase shares of common stock of Paramount will be granted to those persons under Paramount’s existing stock option plans.  The agreement  provides a reciprocal break fee of US$1million payable by each of the parties under certain circumstances.  Following the effectiveness of the Transaction, X-Cal director, shareholder and Chief Executive Officer, Shawn Kennedy, will join Paramount’s Board of Directors.

In connection with the Transaction, Shawn Kennedy has entered into a support agreement with Paramount (“X-Cal Support Agreement”) agreeing to, among other things, voting in favour of the Transaction.  In connection with the Transaction, Paramount and X-Cal have entered into a loan agreement dated June 22, 2010 (the “Loan Agreement”).  Pursuant to the Loan Agreement, Paramount agrees to make a series of unsecured advances to X-Cal to be used to fund  X-Cal’s operating expenses and  maintain the good standing of X-Cal’s assets until the completion of  the Transaction.  Paramount is making available up to US$1.1 million to X-Cal under the Loan Agreement.  The amounts borrowed under the Loan Agreement bear no interest unless the agreement with respect to the Transaction is terminated.  If the agreement is terminated because X-Cal accepts a Superior Proposal (as defined in the agreement), the amounts borrowed under the Loan Agreement must be paid within 10 business days of termination of the agreement with interest calculated at a rate of 8% per annum from the date of advance.  If the agreement is terminated because X-Cal shareholders do not approve the Transaction, the amounts borrowed under the Loan Agreement must be paid within 45 days of the date of the X-Cal shareholder meeting with interest calculated at a rate of 8% per annum from the date of advance.  If the agreement is terminated for any other reason, the amounts borrowed under the Loan Agreement must be repaid on or before December 31, 2010 with interest calculated at a rate of 8% per annum from the date of advance.

X-Cal plans to hold a meeting of its shareholders to secure their approval not later than August 20, 2010, and the Transaction is expected to be completed in Paramount’s quarter ending September 30, 2010.  Completion of the Transaction is subject to a number of conditions, including: approval of at least 66 2/3% of the outstanding shares of X-Cal at a meeting of X-Cal shareholders and certain customary conditions, including receipt of all necessary regulatory approvals and third party consents.  Paramount’s shareholders are  not required to approve the Transaction.

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The preceding description of the terms of the agreement with respect to the Transaction, the X-Cal Support Agreement and the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement itself, a copy of which has been filed herewith as Exhibit 2.1 and which is incorporated herein by reference, and the X-Cal Support Agreement and the Loan Agreement, copies of which have been filed herewith as Exhibits 10.1 and 10.2, respectively, and which are incorporated by reference herein.

Item 3.02  Unregistered Sales of Equity Securities.

The issuance of the Company’s securities in the Plan of Arrangement is expected to be exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear.  The Plan of Arrangement will be subject to approval by the Supreme Court of British Columbia.

Item 1.01 of this Current Report on Form 8-K contains a more detailed description of the Agreement, and is incorporated into this Item 3.02 by reference.

Item 7.01  Regulation FD Disclosure

On June 22, 2010 and June 23, 2010, Paramount Gold and Silver Corp. and X-Cal Resources Ltd. issued - joint press releases, which are being furnished - as Exhibit 99.1 and 99.2 to this Form 8-K/A, and shall not be deemed filed under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement, dated June 22, 2010, between Paramount Gold and Silver Corp. and X-Cal Resources Ltd.
10.1	Support Agreement between Shawn Kennedy and Paramount Gold and Silver Corp. (incorporated by reference to Schedule “G” to Exhibit 2.1 to this Form 8-K)
10.2	Loan Agreement, dated June 22, 2010, between Paramount Gold and Silver Corp. And X-Cal Resources Ltd.
99.1	Press Release dated June 22, 2010
99.2	Press Release dated June 23, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ Christopher Crupi
Christopher Crupi President and Chief Executive Officer

Date:  June 28, 2010

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